Exhibit 3.13
ARTICLES OF ORGANIZATION
OF
JOHNSON POLYMER, LLC

The undersigned, acting for the purpose of forming a Wisconsin limited liability company under Chapter 183 of the Wisconsin Statutes, adopts the following Articles of Organization for such limited liability company:

ARTICLE I

The name of the limited liability company is Johnson Polymer, LLC.

ARTICLE II

The limited liability company is organized under Chapter 183 of the Wisconsin Statutes.

ARTICLE III

The name of the initial registered agent is David C. Quast.

ARTICLE IV

The address of the initial registered office is 8310 16th Street, MS 534, Sturtevant, WI 53177-1966.

ARTICLE V

Management of the limited liability company shall be vested in one or more members.

ARTICLE VI

The name and address of the organizer are:

Timothy P. Reardon, Esq.
Reinhart Boerner Van Deuren, s.c.
1000 North Water Street, Suite 2100
P.O. Box 2965
Milwaukee, WI 53201-2965

ARTICLE VII

These Articles of Organization shall become effective as of 12:01 a.m. on October 1, 2002.

Executed this 1st day of October, 2002.

INCORPORATOR:

By:	/s/ TIMOTHY P. REARDON
Timothy P. Reardon

This document was drafted by Timothy P. Reardon, Esq.

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